UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 11, 2011

AVANTAIR, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51115	20-1635240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4311 General Howard Drive, Clearwater, Florida 33762

 (Address of Principal Executive Offices)

Registrant's telephone number, including area code    (727) 539-0071

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.0.1.  OTHER EVENTS

Avantair, Inc. (the “Company”) has filed an Amendment No. 1 to its Definitive Proxy Statement (the “Amendment”) for the Company’s Annual Meeting of Stockholders to be held on January 19, 2011 (the “Annual Meeting”) to amend its Definitive Proxy Statement (the “Original Filing”) for its Annual Meeting, as filed with the Securities and Exchange Commission on December 17, 2010, to reflect changes in Proposal No. 3, related to an increase in the amount of shares available for awards granted pursuant to the Avantair, Inc. 2006 Long-Term Incentive Plan (the “Plan”).

The Original Filing proposed to amend the Plan to increase the shares available for awards granted thereunder by 4.0 million shares (calculated on a pre-reverse split basis).  In response to feedback the Company has received from its stockholders, the Company has:

(i)
revised Proposal No. 3 to amend the Plan to increase the shares available for awards granted thereunder by only 2.0 million shares (calculated on a pre-reverse split basis).  Currently, the maximum number of shares of Avantair’s common stock issuable in connection with the Plan may not exceed 1.5 million shares.  If the revised Proposal No. 3 is approved by its stockholders, the total 3.5 million shares of stock issuable in connection with the Plan will be approximately 13.3% of our total outstanding common stock as of November 10, 2010 (calculated on a pre-reverse split basis);

(ii)
amended the Plan to provide that the committee of the Board established to administer the Plan may not, without the approval of its stockholders, (i) amend or modify any award granted under the Plan to reduce the exercise price of any stock option or stock appreciation right, (ii) cancel any outstanding stock option or stock appreciation right and replace it with a new stock option or stock appreciation right, another award or cash or (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of Avantair’s common stock are listed or quoted;

(iii)
amended the Plan to provide that, in the case of performance units and other performance-based awards, the performance period with respect to which the achievement of performance goals shall be measured shall be no less than one year; and

(iv)
amended the Plan to provide that, unless otherwise provided in an award agreement, stock options, stock appreciation rights and restricted share and/or restricted stock unit awards will vest over a three-year period following the date of grant.

In addition, the Company has made certain other immaterial and administrative amendments.  While the amendment to increase the number of shares available for awards under the Plan requires the approval of our stockholders, the other amendments to the Plan do not.  The foregoing summary of the amendments is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Except as specifically updated by the information contained in the Amendment, all information set forth in the Original Filing and the notice of Annual Meeting remains unchanged and should be considered by stockholders in voting their shares.  Stockholders are urged to review the Original Filing, and the Amendment filed on Schedule 14A concurrently herewith, in their entirety.

Stockholders who have not yet voted (or wish to change their vote if they already voted) may still do so, by following the instructions set forth in the Original Filing.

The Company continues to recommend that its stockholders vote “FOR” all of the proposals described in the Original Filing, as amended by the Amendment.

Stockholders who previously voted “FOR” Proposal No. 3 by proxy do not need to submit a new proxy; the proxy already submitted will continue to be voted in favor of Proposal No. 3.  Similarly, stockholders who previously voted “AGAINST” the Plan do not need to submit a new proxy; their previous vote will be counted as it was submitted.  If any stockholder votes a second time, the second vote revokes the previously submitted proxy.  In any event, the latest vote validly cast by the stockholder will be the only vote that is counted.  It does not matter that the original proxy referred to an increase of 4.0 million shares available for awards granted under the Plan rather than the amended increased amount of only 2.0 million shares.  Any proxy submitted will be considered a vote on the amended Proposal No. 3, reflecting an increase of only 2.0 million shares.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS.

10.1 2006 Long-Term Incentive Plan, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANTAIR, INC.
Date: January 11, 2011	By:	/s/ Richard A, Pytak Jr.
Richard A. Pytak Jr.
Chief Financial Officer (Authorized Officer and Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number	Exhibit
10.1	2006 Long-Term Incentive Plan, as amended and restated